UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 25, 2013
Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA   93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 25, 2013, S&W Seed Company (the "Company") entered into a new employment agreement with its Senior Vice President of Finance and Chief Financial Officer, Matthew K. Szot (the "Employment Agreement"), pursuant to which Mr. Szot will continue to serve in these positions for a three-year term, effective April 1, 2013.

The Employment Agreement sets forth Mr. Szot's base salary at the annual rate of $200,000 and the right to receive periodic bonuses in the future at the discretion of the Company's Compensation Committee. On or before April 2, 2013, Mr. Szot will receive a one-time signing bonus payment of $40,000. All components of Mr. Szot's compensation under the Employment Agreement, including yearly base salary and bonuses, will be subject to regular review by the Compensation Committee.

The Employment Agreement also provides that, while employed, Mr. Szot will be entitled to participate in the Company's equity incentive plans (as administered by the Compensation Committee), as well as other Company benefit and perquisite plans and policies in accordance with their terms as in effect from time to time, on the same basis as such benefits are generally made available to other executive officers of the Company.

If Mr. Szot's employment is terminated by the Company without cause, he will be entitled to compensation and other benefits (such as accrued but unused vacation) that have accrued but not yet been paid, and subject to his execution and delivery of a release of claims against the Company, he will be entitled to receive from the Company: a cash severance payment equal to twelve months of Mr. Szot's base salary immediately prior to his termination and the full vesting of all stock options or other equity grants awarded to him pursuant to the Company's equity incentive plans. If Mr. Szot's employment is discontinued as the result of a change of control, he will be entitled to compensation and other benefits that have accrued but not yet been paid, a cash severance payment equal to twelve months of Mr. Szot's base salary immediately prior to the change of control, and the full vesting of all stock options or other equity grants awarded to him pursuant to the Company's equity incentive plans. If Mr. Szot's employment is terminated for cause, he will only be entitled to the compensation and other benefits that have accrued but not yet been paid, and all future vesting of equity awards then held by him will cease immediately. In the event that Mr. Szot's employment is terminated due to Mr. Szot's death or disability, he will be entitled to receive compensation and other benefits that have accrued but not yet been paid and any equity awards held by him will vest if and to the extent provided in the applicable plan and award agreements.

The summary description of the Employment Agreement contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits
Exhibit	Description
10.1	Employment Agreement dated April 1, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Senior Vice President and Chief Financial Officer

Date: March 28, 2013

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EXHIBIT INDEX

Exhibit	Description
10.1 *	Employment Agreement dated April 1, 2013

*    Also provided in PDF format as a courtesy.

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